Exhibit 10
RELEASE AGREEMENT
     In consideration of their mutual promises and agreements, and subject to the terms and conditions set forth below in this agreement, National City Corporation, a Delaware corporation (“National City”), and Jeffrey D. Kelly (“Executive”) hereby agree as follows:
1.	a. Executive agrees that his last day of active employment with National City and/or its Affiliates will be September 30, 2008 (the “Separation Date”). Beginning on the first pay date following the Separation Date, National City will pay to Executive semi-monthly base salary continuation payments of $30,208.33, to be paid through the pay cycle ending on December 31, 2008. Beginning on the pay cycle commencing January 1, 2009, National City will pay to Executive bi-weekly base salary continuation payments of $27,884.62 through the pay cycle ending on September 10, 2010 and a final payment of $41,826.74 on the pay cycle ending September 24, 2010 (The period of September 30, 2008 through September 24, 2010 being referred to as the “Salary Continuation Period”). All payments shall be paid in the same manner as employees of National City Bank are paid their base salary and subject to the limitations contained in paragraph 12 herein.

b. National City will make a lump sum payment to Executive in the amount of $1,087,500.00 on April 10, 2009.

2.	National City will provide Executive those medical and dental benefits that are provided to employees generally without regard to officer title, salary grade, level or status, to the extent that those benefits and perquisites were provided to Executive prior to the Separation Date for a period of thirty-eight (38) weeks following the Separation Date. In the event that the Executive becomes employed by a new employer and is eligible to receive health insurance and/or dental benefits (“New Coverage”) the welfare benefits coverage provided under this paragraph shall be secondary to such New Coverage. National City will pay no other benefits or expense reimbursements.

3.	Executive and National City acknowledge that Executive’s rights under the National City Corporation Deferred Compensation Plan (the “Deferred Comp Plan”) and the National City Corporation Executive Savings Plan (the “ESP”), shall survive this agreement and that Executive shall be deemed to be an active employee under the Deferred Comp Plan and the ESP through the Salary Continuation Period. Executive’s balances in the Deferred Comp Plan and the ESP shall be paid to Executive in accordance with the terms of such plans and Executive’s then current elections.

4.	Executive hereby agrees to have his participation and any rights, benefits or claims he has in the National City Corporation Management Incentive Plan for Senior Officers (the “MIP”) for any plan cycles beginning on or after January 1, 2008 terminated as of the date hereof. Executive will not be recommended to participate in any future plan cycles of the MIP.

5.	Executive hereby agrees to have his participation and any rights, benefits or claims he has in any plan cycle awards granted pursuant to the National City Corporation Long-Term Cash and Equity Incentive Plan (the “Long-Term Plan”) terminated as of the date hereof. Executive will not be recommended to participate in any future plan cycles of the Long-Term Plan.

6.	The termination of Executive’s employment hereunder shall be an early retirement under the National City Corporation Supplemental Executive Retirement Plan (the “SERP”). Executive shall receive his SERP early retirement benefit in accordance with his current elections under the plan.

7.	For purposes of any and all stock option award agreements by and between Executive and National City (the “Stock Option Agreements”), Executive’s separation of employment shall be treated as a “negotiated termination,” as and if that term is used. The parties acknowledge that the Stock Option Agreements shall survive the execution of this agreement and that Executive retains the right to exercise each of his outstanding stock option grants in accordance with the particular stock option agreement which governs the grant.

8.	Executive and National City acknowledge that any and all restricted stock and restricted stock units award agreements by and between them (the “Restricted Stock Agreements”) shall survive the execution of this agreement and that Executive shall retain any rights that he possesses thereunder, including, but not limited to, any rights of a shareholder granted to shares of restricted stock, any rights to the payment of dividends or dividend equivalents, and any rights that would arise from a change in control. The parties acknowledge that the Compensation Committee has interpreted the word “Employee” for purposes of restricted stock and restricted stock units award agreements, including the Restricted Stock Agreements to include individuals who are receiving salary continuation payments. The parties further acknowledge that Executive shall therefore, with respect to the Restricted Stock Agreements, be deemed to remain in the continuous employ of National City throughout the Salary Continuation Period set forth herein. Executive acknowledges that any outstanding restricted stock or restricted stock units awards that have not vested by operation of the Restricted Stock Agreements will be forfeited at the end of the Salary Continuation Period.

9.	National City shall continue to provide life insurance pursuant to the split dollar agreement, as amended, or any other company paid life insurance on the same terms as provided to similarly situated executives through the Separation Date. Executive’s rights, if any, to policy conversion and the Corporation’s right to premium recovery shall be resolved according to the terms of the split dollar life insurance agreement, as amended.

10.	(a) National City shall provide Executive, at National City’s sole expense, outplacement services through Challenger, Gray & Christmas, Inc., provided Executive begins using the outplacement services by December 31, 2009.
(b)	National City will provide for tax return preparation services provided to Executive through Ayco Company L.P. (“Ayco”) in connection with tax years 2008, 2009 and 2010. Ayco will provide those financial planning services provided to Executive by Ayco for calendar years 2008, 2009 and 2010 on the same basis and for similar services as have been historically provided to the Executive.
11.	As of the date of this agreement, Executive hereby agrees to the termination of the Amended and Restated Severance Agreement, entered into by and between National City Corporation and Executive, dated September 20, 2007.

12.	All payments of base salary, other compensation, benefits and perquisites shall be made less withholding for all amounts that National City and/or its Affiliates are required to withhold and all additional amounts that Executive has authorized National City and/or its Affiliates to withhold. Each installment payment made under this agreement shall be deemed to be a separate payment.

13.	Executive waives any and all rights and/or claims to any payment, benefit, program, perquisite, award or compensation that he is or may be entitled except as provided in paragraphs 1 through 10 and 15 of this agreement.

14.	Executive hereby and by the acceptance of any payments or receipt of any benefits in the future thereby releases and waives any and all rights and claims that he may have at such time against National City and/or its Affiliates arising out of his employment with National City and/or its Affiliates, the cessation of his active work hereunder, the termination of his employment hereunder, or any circumstances surrounding or statements made in connection with the cessation of his active work, or the termination of his employment. This agreement includes, but is not limited to, rights, benefits or claims under any federal, state, or local law concerning employment relationships or employment discrimination including rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., as amended.

15.	This agreement does not include, and Executive does not waive any rights, benefits or claims that Executive may have (a) under workers’ compensation laws, (b) pursuant to the indemnification provisions contained in the by-laws of National City and/or its Affiliates (c) as an additional insured under any director and officer policy that National City and/or its Affiliates maintain or have maintained, (d) under any employee benefit or pension plans governed by the Employee Retirement Income Security Act of 1974, as amended, in which Executive participated prior to the date of this agreement, including, but not limited to, National City’s Savings and Investment Plan and the National City Non-contributory Retirement Plan, (e) any rights under COBRA, (f) any payments, benefits, rights or claims arising under this agreement or (g) his right to file a charge or participate in the investigation of any charge of discrimination with any state or federal agency charged with the enforcement of discrimination laws (however, Executive agrees and understands that by entering into this Agreement he does waive his right to recover any damages as a result of such charge(s) including, but not limited to, attorney’s fees and costs.).

16.	Executive acknowledges and agrees that in the performance of his duties of employment Executive has acquired knowledge of National City’s and/or its Affiliates’ strategic plans, objectives and policies. Executive also acknowledges and agrees that trade secrets and Confidential Information of National City and/or its Affiliates, as defined in paragraph 18 of this agreement, gained by Executive during his employment with National City and/or its Affiliates, have been developed by National City and/or its Affiliates through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of National City and/or its Affiliates. Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of National City and/or its Affiliates’ businesses that Executive not divert business or customers from National City and/or its Affiliates and Executive maintain the confidentiality and integrity of the Confidential Information. Executive agrees that he will not, from the date of this agreement through the second anniversary of the Separation Date (the “Business Protection Period”):
     (a) directly or indirectly solicit, divert, entice or take away any customers, clients, businesses, patronage or orders from any customers, clients or businesses with whom the Executive has had contact, involvement or responsibility during Executive’s employment with National City and/or its Affiliates, or attempt to do so, on behalf of any person (including Executive), firm, association, or corporation for the sale of any product or service that competes with, is the same as, similar to, or a substitute for, any product or service offered by National City and/or its Affiliates,
     (b) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by National City and/or its Affiliates with whom the Executive has had contact, involvement or responsibility during Executive’s employment with National City and/or its Affiliates, or attempt to do so, for the sale of any product or service that competes with, is the same as, similar to, or a substitute for, any product or service offered by National City and/or its Affiliates, or
     (c) accept or provide assistance in the accepting of (including, but not limited to, providing any service, information, assistance or other facilitation or other involvement) business, patronage or orders from customers or any potential customers of National City and/or its Affiliates with whom Executive has had contact, involvement or responsibility on behalf of any person (including Executive), firm, association, or corporation, any third party or otherwise for Executive’s benefit.
Nothing contained in this paragraph shall preclude Executive from accepting employment with a company, firm, or business that competes with National City and/or its Affiliates so long as the Executive’s activities do not violate the provisions of this paragraph or any of the provisions of paragraphs 17 and 18 below.
17.	Executive agrees that he will not directly or indirectly at any time during the Business Protection Period (or as that period is extended pursuant to the provisions of paragraph 20 herein) solicit, induce, confer or discuss with any employee of National City and/or its Affiliates or attempt to solicit, induce confer or discuss with any employee of National City and/or its Affiliates the prospect of leaving the employ of National City and/or its Affiliates, termination of his or her employment with National City and/or its Affiliates, or the subject of employment by some other person or organization. Executive further agrees that he will not directly or indirectly at any time during the Business Protection Period attempt to hire or hire any employee of National City and/or its Affiliates.

18.	Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Business Protection Period, disclose, furnish, disseminate, make available or use (except in the course of performing his duties of employment with National City and/or its Affiliates) any trade secrets or confidential business or technical information of National City and/or its Affiliates or their customers (the “Confidential Information”), without limitation as to when or how Executive may have acquired such information. The Confidential Information shall include the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to National City’s customers or prospective customers, National City’s and/or its Affiliates’ customer list, contract information including terms, pricing and services provided, information received as a result of customer contacts, National City’s and/or its Affiliates’ products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which National City and/or its Affiliates may be a party. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Executive in violation of this provision. Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive and whether compiled by National City and/or its Affiliates and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by National City and/or its Affiliates to maintain the secrecy of such information, that such information is the sole property of National City and/or its Affiliates and that any retention and use of such information during or after the Executive’s employment with National City and/or its Affiliates (except in the course of performing his duties of employment with National City and/or its Affiliates) shall constitute a misappropriation of National City’s and/or its Affiliates’ trade secrets. Executive further agrees that, on or before the Separation Date he will return to National City and/or its Affiliates, in good condition, all property of National City and/or its Affiliates, including, without limitation, the Confidential Information other than as it relates to the personal information of the Executive. In the event that said items are not so returned, National City and/or its Affiliates shall have the right to charge Executive for all reasonable damages, costs, attorney’s fees and other expenses incurred in searching for, taking, removing, and/or recovering such property. If the Executive is requested or required (either verbally or in writing) to disclose any Confidential Information, he shall promptly notify National City and/or its Affiliates of this request and he shall promptly provide National City with a copy of the written request or a description of any verbal request so that National City and/or its Affiliates may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, the Executive may furnish only that portion of the Confidential Information that he is legally required to disclose.

19.	If at any time during the Salary Continuation Period the Executive violates any of the provisions contained in paragraphs 16, 17 or 18 herein or in any of Executive’s stock option or restricted stock award agreements, National City may terminate the salary continuation payments, the Salary Continuation Period and any remaining obligations National City may have with respect to paragraphs 1, 2, 8 and 10 herein. Further, if Executive violates any of the provisions contained in paragraphs 16, 17, or 18 herein or in any of Executive’s stock option or restricted stock award agreements, Executive shall pay to National City within thirty (30) days of such violation damages in an amount equal to the salary continuation payments actually received (including any tax withholdings for the benefit of the Executive) by executive under this agreement. It is understood and agreed that such amount is to be in excess of any other damages or relief to which National City may be entitled as a result of such violation, including, but not limited to, the relief set forth in paragraph 24 herein.

20.	If it shall be judicially determined that Executive has violated any of his obligations under paragraphs 16, 17 and 18 of this agreement, then the period applicable to the obligation which he shall have been determined to have violated shall automatically be extended by a period of time equal to the period during which said violation(s) occurred.

21.	While the restrictions set forth herein are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions may fail for reasons unforeseen, and accordingly it is hereby agreed and declared that if any restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances, but would be valid if the geographical area or temporal extent were reduced in part, or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modification as may be necessary to make it valid.

22.	Executive acknowledges that Executive’s obligations under this agreement are reasonable in the context of the nature of National City and/or its Affiliates’ businesses and that the competitive injuries are likely to be sustained by National City and/or its

Affiliates if Executive violated such obligations. Executive further acknowledges that this agreement is made in consideration of, and is adequately supported by the payments made hereunder, which Executive acknowledges constitutes new and good, valuable and sufficient consideration.

23.	During the Business Protection Period (and for any extended period as provided in paragraph 20) Executive agrees to communicate the contents paragraphs 16 through 20 of this agreement to any person, firm, association, or corporation that Executive intends to be employed by, associated with, or represent.

24.	Executive acknowledges and agrees that any remedy at law available to National City and/or its Affiliates for breach of any of his obligations under this agreement would be inadequate, and therefore agrees and consents that, in addition to any other rights or remedies that National City and/or its Affiliates may have at law or in equity, temporary, preliminary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in paragraphs 16 through 18 of this agreement, without the necessity of proof of irreparable harm.

25.	Executive acknowledges that he has been advised to consult an attorney and represents that he has consulted an attorney prior to executing this agreement. Executive acknowledges that he has been given a period of twenty-one (21) days, commencing July 9, 2008, to consider this agreement and the benefits he will be receiving prior to signing it.

26.	Executive understands that he has seven (7) days after he signs this agreement to revoke it, and that National City and/or its Affiliates cannot enforce this agreement until the seven (7) days have passed and Executive has not revoked it. Executive’s pay and benefits under this agreement may be delayed until the seven (7) days have passed and Executive has not revoked this agreement.

27.	Executive agrees to make no statements, whether written or oral, nor take any action that would result in the injury or impairment of the reputation or goodwill of National City and/or its Affiliates.

28.	As of the Separation Date, the Executive hereby resigns all officer titles, positions and director positions he may hold with National City and/or its Affiliates.

29.	For purposes of this agreement, the term “National City and/or its Affiliates” means National City, its subsidiaries and affiliates, and their current and former officers, directors, and employees.

30.	The release and waiver of all rights, benefits and claims covered by this agreement applies to Executive and his estate.

31.	Executive acknowledges that he has completely read, fully understands, and voluntarily signed this agreement.

32.	This agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. Executive agrees that any action, claim, counterclaim, cross claim, proceeding, or suit, whether at law or in equity, whether sounding in tort, contract, or otherwise at any time arising out of or relating to this agreement including, but not limited to, the administration, enforcement, or negotiation of this agreement, or the performance of any obligations in respect of this agreement (each such action, claim, counterclaim, cross claim, proceeding, or suit, an “Action”) shall be brought exclusively in a federal court or in the State of Ohio Court of Common Pleas located in Ohio. Each of the parties hereby unconditionally: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

33.	Executive represents and warrants that during his employment with National City and/or its Affiliates he complied with the National City Code of Ethics.

34.	This agreement contains the entire understanding of the parties with respect to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This agreement binds and benefits the parties and their successors, heirs, beneficiaries and assigns. This agreement may not be altered, modified, or amended except by written instrument signed by each party.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 9th day of July, 2008.
National City Corporation
(“National City”)

By:
	Peter E. Raskind	Jeffrey D. Kelly
	Chairman, President and CEO	(“Executive”)

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